Exhibit 99.1

FIRST AMENDMENT TO THE THIRD AMENDED AND RESTATED BYLAWS OF XWELL, INC.

Pursuant to Article VII, Section 1, of the Certificate of Incorporation, as amended, of XWELL, Inc., a Delaware corporation (the “Corporation”), Article X of the Bylaws (the “Bylaws”) of the Corporation, and Section 109 of the General Corporation Law of the State of Delaware, on the date hereof, the Bylaws of the Corporation are hereby amended as follows:

Section 1.8 of Article I (Meetings of Stockholders) is hereby deleted in its entirety and replaced with the following Bylaw (emphasis added):

“1.8 Voting. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of section 1.10 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of capital stock held by such stockholder which has voting power upon the matter in question. Voting at meetings of stockholders need not be by written ballot and, unless otherwise required by law, need not be conducted by inspectors of election unless so determined by the holders of shares of stock having a majority of the votes which could be cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter, voting affirmatively or negatively (excluding abstentions and broker non-votes). If authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission (as defined in section 7.2 of these bylaws), provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Except as otherwise required by law, the certificate of incorporation or these bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter, voting affirmatively or negatively (excluding abstentions and broker non-votes), shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the votes cast by the stockholders of such class or series or classes or series present in person or represented by proxy at the meeting, voting affirmatively or negatively (excluding abstentions and broker non-votes), shall be the act of such class or series or classes or series, except as otherwise provided by law, the Certificate of Incorporation, these Bylaws, or the rules and regulations of any applicable stock exchange.”

IN WITNESS WHEREOF, this First Amendment to the Bylaws of XWELL, Inc. is executed on July 21, 2025.

/s/ Ezra T. Ernst
Name:	Ezra T. Ernst
Title:	Chief Executive Officer